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               AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

   This Amendment No. 1 to the Investment Advisory Agreement (the "Agreement") dated May 1, 2004, by and between Met Investors Advisory LLC (the "Manager") and Goldman Sachs Asset Management, L.P. (the "Adviser") with respect to the Goldman Sachs Mid-Cap Value Portfolio ("Portfolio"), is entered into effective the 1st day of January, 2006.

   WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

   WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

   NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

   1. The first sentence of Section 2.(a) of the Agreement shall be replaced with the following:

       "The Adviser shall manage the investment and reinvestment of the portfolio assets of the Portfolio, all without prior consultation with the Manager, subject to and in accordance with the investment objective and policies of the Portfolio set forth in the Trust's Registration Statement and the Charter Documents, as such Registration Statement and Charter Documents may be amended from time to time, in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") including but not limited to, any written instructions which the Manager or the Trust's Board of Trustees may issue from time-to-time in accordance therewith."

   2. The following sentence in Section 2.(b) of the Agreement shall be deleted in whole:

       "In addition, subject to seeking the most favorable price and best execution available, the Adviser may also consider sales of shares of the Trust as a factor in the selection of brokers and dealers."

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   3. Section 2.(e) of the Agreement is amended in whole to read as follows:

       "The Adviser and the Manager acknowledge that the Adviser is not the compliance agent for the Portfolio or for the Manager, and does not have access to all of the Portfolio's books and records necessary to perform certain compliance testing. To the extent that the Adviser has agreed to perform the services specified in this Section 2 or in any supplemental agreement referred to herein, in accordance with the Trust's Registration Statement and Charter Documents, written instructions of the Manager and any policies adopted by the Trust's Board of Trustees applicable to the Portfolio (collectively, the "Charter Requirements"), and in accordance with applicable law (including Subchapter M of the Code, the 1940 Act and the Advisers Act ("Applicable Law")), the Adviser shall perform such services based upon its books and records with respect to the Portfolio (as specified in Section 2.c. hereof), which comprise a portion of the Portfolio's books and records, and upon information and written instructions received from the Trust, the Manager or the Trust's administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such information and instructions provided by the Trust, the Manager or the Trust's administrator. The Adviser shall have no responsibility to monitor certain limitations or restrictions for which the Adviser has not been provided sufficient information in accordance with Section 1 of this Agreement or otherwise. All such monitoring shall be the responsibility of the Manager."

   4. The following shall be added as Section 2.(j) to the Agreement:

       "In accordance with procedures and methods established by the Trustees of the Trust and with the investment objective and policies of the Portfolio set forth in the Trust's Registration Statement and the Charter Documents, as such Registration Statement and Charter Documents may be amended from time to time and shall be provided to the Adviser on a timely basis, provide assistance in determining the fair value of any security in the Portfolio, which is also held in a Goldman Sachs mutual fund, as necessary."

   5. The following shall be added as Section 2.(k) to the Agreement:

       "The Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Adviser, in each case prior to or promptly after, such change. The Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of any assignment by, or change in control of, the Adviser."

   6 All other terms and conditions of the Agreement shall remain in full force and effect.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 1st day of January, 2006.

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                                    MET INVESTORS ADVISORY LLC

                                    By:
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                                                  Authorized Officer

                                    GOLDMAN SACHS ASSET MANAGEMENT, L.P.

                                    By:
                                        -----------------------------------
                                                  Authorized Officer